Exhibit 99.1

NEWS RELEASE

CONTACT
Amy Richardson, Communications Director
(701) 451-3580 or (866) 410-8780

For Immediate Release — August 18, 2004
Dateline: Fargo, North Dakota

Otter Tail Corporation Completes Idaho Pacific Acquisition

     Otter Tail Corporation (NASDAQ: OTTR) announced today that it has completed the acquisition of Idaho Pacific Holdings, Inc., one of the leading processors of dehydrated potatoes in North America.

     Idaho Pacific is headquartered in Ririe, Idaho, where the company’s largest processing facility is located. It also has potato dehydration plants in Souris, Prince Edward Island, Canada, and Center, Colorado. The company supplies products for use in foods such as mashed potatoes, snacks, baked goods and frozen side dishes. Idaho Pacific customers include many of the largest domestic and international food manufacturers in the snack food, foodservice and baking industries, including Frito-Lay, KFC and Interstate Bakeries. The company exports potato products to Europe, the Middle East, the Pacific Rim and Central America. Idaho Pacific employs 380 across its three production facilities and had revenues of $46.2 million in 2003. The company’s web site is www.idahopacific.com.

     “With Otter Tail’s resources and commitment to Idaho Pacific’s strategic vision, we are convinced we can achieve our growth objectives and increase our market leadership,” said Richard Nickel, CEO of Idaho Pacific Holdings. “The entire management team is very excited about this unique opportunity.”

     “Idaho Pacific has a skilled and dedicated management team that will continue to drive competitive focus and direction. Their professionalism, reliability and commitment to product quality and customer service have made Idaho Pacific the preferred partner for some of the most prominent purchasers of dehydrated potatoes in the world,” said Lauris Molbert, chief operating officer and executive vice president of Otter Tail Corporation. “We are pleased to join forces with this highly regarded team and add this new platform for growth into our organization.”

The acquisition will be immediately accretive to earnings and is included in Otter Tail Corporation’s earnings guidance of $1.45 to $1.60 of diluted earnings per share. Expected revenues from the acquisition for the remainder of 2004 are $20 million. Earnings for the remainder of the year will be impacted by business combination accounting principles. These accounting principles require the acquiring company to record inventory at its estimated selling price less the costs of disposal and a reasonable profit allowance for the selling effort of the new owner. As a result, the corporation is required to increase the value of the inventory of Idaho Pacific at the date of the business combination. Accordingly, the gross margins for the remainder of the year will be lower than normal. The earnings from this acquisition are expected to contribute to the corporation’s long-term annual earnings per share growth goals in 2005.

     Financial terms of the deal include an investment of approximately $70 million in cash by Otter Tail Corporation plus an earn-out provision of up to an additional $6 million if the acquired entity achieves certain financial targets. The corporation has initially financed the transaction with a bridge loan from UBS Securities LLC. The corporation has filed a universal shelf registration with the Securities and Exchange Commission and intends to utilize it to refinance the bridge loan. The shelf is also available to use for general corporate purposes such as capital expenditures, debt repayment or the financing of other possible acquisitions.

     Otter Tail Corporation has interests in diversified operations that include an electric utility, plastics, manufacturing, health services and other businesses. Otter Tail Corporation stock trades on NASDAQ under the symbol OTTR. The latest investor and other corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

Forward-looking statements
Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to a number of factors including, but not limited to, the corporation’s ongoing involvement in diversification efforts, the timing and scope of deregulation and open competition, market valuations of forward energy contracts, growth of electric revenues, impact of the investment performance of the utility’s pension plan, changes in the economy, governmental and regulatory action, weather conditions, fuel and purchased power costs, environmental issues, resin prices, and other factors discussed from time to time in reports the corporation files with the Securities and Exchange Commission.